Exhibit 99.1

Investor Update - December 12, 2016

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	November 2016	Change Y-O-Y
Revenue passengers (in thousands)	2,752	7.5%
Traffic (RPMs in millions)	2,992	7.0%
Capacity (ASMs in millions)	3,517	2.8%
Load factor	85.1%	3.4 pts
Passenger RASM (cents)	11.55¢	1.9%
RASM (cents)	13.66¢	3.6%
Economic fuel cost per gallon	$1.64	(0.6)%

Forecast Information (a)

	Forecast Q4 2016	Change Y-O-Y	Prior Guidance November 10, 2016		Forecast Full Year 2016	Change Y-O-Y	Prior Guidance November 10, 2016
Capacity (ASMs in millions)	10,625 - 10,675	~3%	10,625 - 10,675	~3%	43,350 - 43,400	~8.5%	43,350 - 43,400	~8.5%
Cost per ASM excluding fuel and special items (cents)	8.54¢ - 8.59¢	~0.5%	8.54¢ - 8.59¢	~0.5%	8.25¢ - 8.27¢	~ (0.5)%	8.25¢ - 8.27¢	~(0.5)%
Fuel gallons (in millions)	134	~2%	134	~2%	544	~7%	544	~7%
Economic fuel cost per gallon(b)	$1.70	~5%	$1.65	~2%	$1.52	~(19)%	$1.51	~(20)%

(a)	Consolidated forecast information does not include the effects the pending Virgin America, Inc. acquisition will have on the Company's operating and financial results in 2016.

(b)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions: crude oil cost - $1.17 ($49 per barrel), refining margin - 35 cents, cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $8 million in the fourth quarter of 2016 as a result of debt incurred to fund the pending Virgin America acquisition.

Cash and Share Count

(in millions)	November 30, 2016	September 30, 2016
Cash and marketable securities	$3,882	$3,226
Common shares outstanding	123.273	123.266

ALASKA AIRLINES - MAINLINE
Operating and Financial Statistics

	November 2016	Change Y-O-Y
Revenue passengers (in thousands)	1,989	7.7%
Traffic (RPMs in millions)	2,694	6.3%
Capacity (ASMs in millions)	3,141	1.7%
Load factor	85.8%	3.7 pts
Passenger RASM (cents)	10.52¢	1.9%
RASM (cents)	12.68¢	4.0%
Economic fuel cost per gallon	$1.63	(0.6)%

Forecast Information

	Forecast Q4 2016	Change Y-O-Y	Prior Guidance November 10, 2016		Forecast Full Year 2016	Change Y-O-Y	Prior Guidance November 10, 2016
Capacity (ASMs in millions)	9,475 - 9,525	~2%	9,475 - 9,525	~2%	38,700 - 38,750	~8%	38,700 - 38,750	~8%
Cost per ASM excluding fuel and special items (cents) (a)	7.56¢ - 7.60¢	~0.5%	7.53¢ - 7.57¢	~flat	7.29¢ - 7.31¢	~(1)%	7.29¢ - 7.31¢	~(1)%
Fuel gallons (in millions)	114	~1%	114	~1%	465	~6%	465	~6%
Economic fuel cost per gallon(b)	$1.70	~6%	$1.65	~3%	$1.52	~(19)%	$1.51	~(20)%

(a)	Cost guidance for the fourth quarter increased as a result of expected retroactive wage increases for Alaska's aircraft technicians under a new tentative agreement.

(b)	See note (b) in the Consolidated forecast.